EXHIBIT 99.1


[AlliedSignal Logo]           AlliedSignal Inc.
                              P.O. Box 3000
                              Morristown, NJ 07962-2496

Larry Bossidy
Chairman and
Chief Executive Officer
                                         July 29, 1999

Dear Plan Participant:

As you know, AlliedSignal and Honeywell have announced plans to merge, creating a preeminent global technology company with product and technical leadership in a broad array of industries. The new company will continue to focus on consistently meeting its performance goals, delighting customers and maintaining a world-class work environment. Merging AlliedSignal and Honeywell is a once-in-a-lifetime opportunity that will benefit shareowners, employees and customers alike. I am confident that the new company will be one of the most successful and admired organizations in the world.

To complete the merger, AlliedSignal and Honeywell are required to obtain the approval of their shareowners, and both companies have scheduled Special Meetings of Shareowners for this purpose on September 1, 1999. Enclosed with this letter is a notice and proxy statement for the AlliedSignal meeting. As a plan participant, you are entitled to instruct the Trustee, State Street Bank and Trust Company, on how to vote the AlliedSignal shares attributable to your plan account. The proxy statement includes information about the transaction and the proposals to be voted on. A card requesting your confidential voting instructions is enclosed for your use.

If you own AlliedSignal shares other than through the savings programs, you will receive separate voting instructions for those shares. To vote all of your shares, you should return your enclosed plan instruction card to the Trustee in the enclosed envelope, and follow the instructions provided to you relating to any other shares you may own.

I have greatly appreciated your support and your contributions to make AlliedSignal successful since I joined the company in 1991. I hope you share my enthusiasm for this transaction and that you will vote "for" the merger to better position our company for an exciting and prosperous future.

                                        Sincerely,
                                        /s/ Larry Bossidy


Enclosures